Exhibit 23.03

Consent of Independent Auditors

We consent to the reference to our firm under the caption of “Experts” and “Selected Summary Historical Financial Data of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc.” and to the use of our report dated July 19, 2005, with respect to the consolidated financial statements of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc. and subsidiaries included in the Registration Statement (Form SB-2 No. 333-134148) and related Prospects of Patient Infosystems, Inc. for the registration of 3,895,598 shares of its common stock.

/s/Ernst & Young LLP

Certified Public Accountants

Miami, Florida

July 14, 2006